Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2019 Fourth Quarter and Year-End Results
SALT LAKE CITY, February 18, 2020 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States and a member of the S&P 500, announced operating results for the three months and year ended December 31, 2019.
Highlights for the three months ended December 31, 2019:

•	Achieved net income attributable to common stockholders of $0.86 per diluted share, representing a 7.5% increase compared to the same period in 2018.

•
Achieved funds from operations attributable to common stockholders and unit holders (“FFO”) of $1.26 per diluted share. FFO, excluding adjustments for deferred financing costs related to redemption of notes payable to trusts and non-cash interest (“Core FFO”), was $1.27 per diluted share, representing a 4.1% increase compared to the same period in 2018.

•	Increased same-store revenue by 2.5% and same-store net operating income (“NOI”) by 1.0% compared to the same period in 2018.

•	Reported same-store occupancy of 92.4% as of December 31, 2019, compared to 91.7% as of December 31, 2018.

•	Acquired five operating stores for approximately $50.9 million.

•
In conjunction with joint venture partners, acquired three stores at completion of construction (a “Certificate of Occupancy store” or “C of O store”) for a total cost of approximately $60.0 million, of which the Company invested $18.1 million.

•
Added 41 stores (gross) to the Company's third-party management platform. As of December 31, 2019, the Company managed 646 stores for third parties and 246 stores in joint ventures, for a total of 892 managed stores.

•	Paid a quarterly dividend of $0.90 per share.

Highlights for the year ended December 31, 2019:

•	Achieved net income attributable to common stockholders of $3.24 per diluted share, representing a 0.9% decrease compared to the same period in 2018.

•	Achieved FFO of $4.84 per diluted share. Core FFO was $4.88 per diluted share, representing a 4.5% increase compared to the same period in 2018.

•	Increased same-store revenue by 3.5% and same-store NOI by 2.9% compared to the same period in 2018.

•
Acquired five operating stores, four Certificate of Occupancy stores, completed one development and purchased our joint venture partner's interest in 12 stores for a total investment of approximately $310.2 million.

•
In conjunction with joint venture partners, acquired 15 operating stores, nine Certificate of Occupancy stores and completed one development for a total cost of approximately $528.4 million, of which the Company invested $113.4 million.

•	Added 177 stores (gross) to the Company's third-party management platform.
Joe Margolis, CEO of Extra Space Storage Inc., commented: “Extra Space delivered another solid year of performance despite significant new supply. Same-store revenue increased 3.5%, same-store NOI increased 2.9%, and Core FFO per share increased 4.5% year-over-year, demonstrating the strength of our diversified portfolio. The fourth quarter marks the end of not only another good year, but an incredible decade of performance. During that time, Extra Space Storage provided the highest total 10-year return of any publicly traded REIT, and one of the highest total returns of any company in the S&P 500."

FFO Per Share:
The following table outlines the Company’s FFO and Core FFO for the three months and year ended December 31, 2019 and 2018. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited):

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2019		2018		2019		2018
		(per share)[1]		(per share)[1]		(per share)[1]		(per share)[1]
Net income attributable to common stockholders	$112,282	$0.86	$101,462	$0.80	$419,967	$3.24	$415,289	$3.27
Impact of the difference in weighted average number of shares – diluted[2]		(0.05)		(0.05)		(0.19)		(0.19)
Adjustments:
Real estate depreciation	52,512	0.37	49,569	0.36	206,257	1.49	193,587	1.43
Amortization of intangibles	676	—	1,913	0.01	5,957	0.04	8,340	0.06
Gain on real estate transactions	—	—	—	—	(1,205)	(0.01)	(30,807)	(0.22)
Unconsolidated joint venture real estate depreciation and amortization	2,100	0.02	2,133	0.02	8,044	0.06	7,064	0.05
Distributions paid on Series A Preferred Operating Partnership units	(572)	—	(572)	—	(2,288)	(0.02)	(2,288)	(0.02)
Income allocated to Operating Partnership noncontrolling interests	7,997	0.06	7,788	0.06	31,156	0.23	31,791	0.24
FFO	$174,995	$1.26	$162,293	$1.20	$667,888	$4.84	$622,976	$4.62
Adjustments:
Deferred financing costs related to redemption of notes payable to trusts		—	2,033	0.02	—	—	2,033	0.02
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,209	0.01	1,162	—	4,742	0.04	4,687	0.03
CORE FFO	$176,204	$1.27	$165,488	$1.22	$672,630	$4.88	$629,696	$4.67

Weighted average number of shares – diluted[3]	138,921,989		135,320,052		137,908,327		134,954,665

(1)	Per share amounts may not recalculate due to rounding.

(2)
Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and Core FFO per share, which are calculated assuming full redemption of all OP units as described in note (3).

(3)
Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common Operating Partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and Core FFO per share also includes the effect of share-based compensation plans and our exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:
The following table outlines the Company’s same-store performance for the three months and year ended December 31, 2019 and 2018 (amounts shown in thousands, except store count data—unaudited)1:

	For the Three Months Ended December 31,		Percent	For the Year Ended December 31,		Percent
	2019	2018	Change	2019	2018	Change
Same-store rental revenues[2]	$259,498	$253,078	2.5%	$1,032,821	$998,224	3.5%
Same-store operating expenses[2]	72,405	67,903	6.6%	289,986	276,467	4.9%
Same-store net operating income[2]	$187,093	$185,175	1.0%	$742,835	$721,757	2.9%

Same-store square foot occupancy as of quarter end	92.4%	91.7%		92.4%	91.7%

Properties included in same-store	821	821		821	821

(1)	A reconciliation of net income to same-store net operating income is provided later in this release, entitled “Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income.”

(2)	Same-store revenues, same-store operating expenses and same-store net operating income do not include tenant reinsurance revenue or expense.

Same-store revenues for the three months ended December 31, 2019 increased due to higher occupancy and net rental rates for customers, while same-store revenues for the year ended December 31, 2019 increased due to net rental rates, but did not benefit from higher average occupancy. Same-store expenses were higher for the three months ended December 31, 2019 primarily due to increases in payroll, marketing expenses, repairs and maintenance and property taxes. Same-store expenses were higher for the year ended December 31, 2019, primarily due to increases in marketing expenses and property taxes.
Major markets with revenue growth above the Company’s portfolio average for the three months and year ended December 31, 2019 included Chicago, Las Vegas, Memphis, Norfolk/Virginia Beach, Oklahoma City and Phoenix. Major markets performing below the Company’s portfolio average included Charleston, Denver, Houston, Miami, Tampa and West Palm Beach/Boca Raton.

Investment and Third-Party Management Activity:
The following table outlines the Company’s acquisitions and developments that are closed, completed or under agreement (dollars in thousands - unaudited):

	Total Closed/Completed 2019		Closed/Completed 2020 Year to Date		Scheduled to Still Close/Complete in 2020		Total 2020		To Close/Complete in 2021
Wholly-Owned Investment	Stores	Price	Stores	Price	Stores	Price	Stores	Price	Stores	Price
Operating Stores	5	$50,900	—	$—	—	$—	—	$—	—	$—
C of O and Development Stores[1]	5	66,780	1	9,628	2	9,234	3	18,862	1	11,400
Buyout of JV Partners' Interest in Operating Stores[2]	12	192,518	—	—	—	—	—	—	—	—
EXR Investment in Wholly-owned stores	22	310,198	1	9,628	2	9,234	3	18,862	1	11,400

Joint Venture Investment
EXR Investment in JV Acquisition of Operating Stores[1]	15	40,530	—	—	1	1,810	1	1,810	—	—
EXR Investment in JV C of O and Development Stores[1]	10	72,891	—	—	7	33,682	7	33,682	—	—
EXR Investment in Joint Ventures	25	113,421	—	—	8	35,492	8	35,492	—	—
Total EXR Investment	47	$423,619	1	$9,628	10	$44,726	11	$54,354	1	$11,400

(1)
The locations of C of O and development stores and joint venture ownership interest details are included in the supplemental financial information published on the Company’s website at www.extraspace.com.

(2)	The buyout of JV partners' interest in stores is reported at the value of the partners' ownership interest less the value of the Company's promoted interest.
The projected developments and acquisitions under agreement described above are subject to customary closing conditions and no assurance can be provided that these developments and acquisitions will be completed on the terms described, or at all.
Preferred Stock Investment:
On October 29, 2019, the Company invested $150.0 million in shares of newly issued convertible preferred stock of SmartStop Self Storage REIT, Inc. (“SmartStop”), with an additional commitment to purchase up to $50.0 million of the preferred shares for future investment.  The additional commitment, on which the Company will receive a commitment fee of 0.25% per annum, may be drawn by SmartStop through October 2020. The dividend rate for the preferred shares is 6.25% per annum, subject to increase after five years.  The preferred shares are generally not redeemable for five years, except in the case of a change of control or initial listing of SmartStop.
Property Management:
As of December 31, 2019, the Company managed 646 stores for third-party owners and 246 stores owned in joint ventures, for a total of 892 stores under management. The Company is the largest self-storage management company in the United States.

Balance Sheet:
During the three months ended December 31, 2019, the Company did not sell any shares of common stock using its “at the market” (“ATM”) program. As of December 31, 2019, the Company had $298.6 million available for issuance under its ATM program.
As of December 31, 2019, the Company’s percentage of fixed-rate debt to total debt was 78.7%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.4% and 3.1%, respectively. The combined weighted average interest rate was 3.3% with a weighted average maturity of approximately 4.7 years.

Dividends:
On December 31, 2019, the Company paid a fourth quarter common stock dividend of $0.90 per share to stockholders of record at the close of business on December 16, 2019.

Outlook:
The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 20201:

	Ranges for 2020 Annual Assumptions		Notes
	Low	High
FFO	$4.96	$5.05
Core FFO	$4.99	$5.08
Dilution per share from C of O and value add acquisitions	$0.20	$0.20
Same-store revenue growth	0.75%	1.75%	Same-store pool of 863 stores and excludes tenant reinsurance
Same-store expense growth	4.00%	5.00%	Same-store pool of 863 stores and excludes tenant reinsurance
Same-store NOI growth	(0.50)%	1.00%	Same-store pool of 863 stores and excludes tenant reinsurance
Weighted average one-month LIBOR	1.55%	1.55%

Net tenant reinsurance income	$107,000,000	$108,000,000
Management fees, other income and interest income	$69,000,000	$70,000,000
General and administrative expenses	$96,000,000	$97,000,000	Includes non-cash compensation
Average monthly cash balance	$55,000,000	$55,000,000
Equity in earnings of real estate ventures	$12,500,000	$13,500,000
Acquisition of operating stores (wholly-owned)	$115,000,000	$115,000,000
Acquisition of C of O stores (wholly-owned)	$30,000,000	$30,000,000	Includes development
Acquisition of operating stores (joint venture)	$50,000,000	$50,000,000	Represents the Company's investment
Acquisition of C of O stores (joint venture)	$35,000,000	$35,000,000	Represents the Company's investment and includes development
Bridge loans	$60,000,000	$60,000,000	Represents the Company's share of loans
Interest expense	$179,000,000	$181,000,000
Non-cash interest expense related to exchangeable senior notes	$3,500,000	$3,500,000	Excluded from Core FFO
Taxes associated with the Company's taxable REIT subsidiary	$13,000,000	$14,000,000
Weighted average share count	139,200,000	139,200,000	Assumes redemption of all OP units for common stock

(1)
A reconciliation of net income outlook to same-store net operating income outlook is provided later in this release entitled "Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income." The reconciliation includes details related to same-store revenue and same-store expense outlooks. A reconciliation of net income per share outlook to funds from operations per share outlook is provided later in this release entitled "Reconciliation of the Range of Estimated GAAP Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share."

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:
Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Under the "Company Info" navigation menu on the home page, click on “Investor Relations,” then under the “Financials & Stock Info” navigation menu click on “Quarterly Earnings.” This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.
Conference Call:
The Company will host a conference call at 1:00 p.m. Eastern Time on Wednesday, February 19, 2020, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; audience passcode: 8437226. The conference call will also be available on the Company’s investor relations website at https://ir.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.
A replay of the call will also be available by telephone, from 5:00 p.m. Eastern Time on February 19, 2020, until 5:00 p.m. Eastern Time on February 24, 2020. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; passcode: 8437226.
Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, developments, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, the competitive landscape, plans or intentions relating to acquisitions and developments and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions and developments on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•
the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increases in interest rates;

•	reductions in asset valuations and related impairment charges;

•	our lack of sole decision-making authority with respect to our joint venture investments;

•	the effect of recent changes to U.S. tax laws;

•	the failure to maintain our REIT status for U.S. federal income tax purposes; and

•	economic uncertainty due to the impact of natural disasters, war or terrorism, which could adversely affect our business plan.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Definition of FFO:
FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net income. Net income assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization related to real estate and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.
For informational purposes, the Company also presents Core FFO. Core FFO excludes revenues and expenses not core to our operations and non-cash interest. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding revenues and expenses not core to our operations and non-cash interest charges, stockholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. Core FFO by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.
Definition of Same-Store:

The Company’s same-store pool for the periods presented consists of 821 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to occupancy, rental revenue (growth), operating expenses (growth), net operating income (growth), etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.
About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT and a member of the S&P 500. As of December 31, 2019, the Company owned and/or operated 1,817 self-storage stores in 40 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 1.3 million units and approximately 140.0 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.
###
For Information:
Jeff Norman
Extra Space Storage Inc.
(801) 365-1759

Extra Space Storage Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2019	December 31, 2018
	(Unaudited)
Assets:
Real estate assets, net	$7,696,864	$7,491,831
Real estate assets - operating lease right-of-use assets	264,643	—
Investments in unconsolidated real estate entities	338,054	125,326
Cash and cash equivalents	65,746	57,496
Restricted cash	4,987	15,194
Other assets, net	162,083	158,131
Total assets	$8,532,377	$7,847,978
Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$4,318,973	$4,137,213
Exchangeable senior notes, net	569,513	562,374
Notes payable to trusts	—	30,928
Revolving lines of credit	158,000	81,000
Operating lease liabilities	274,783	—
Cash distributions in unconsolidated real estate ventures	45,264	45,197
Accounts payable and accrued expenses	111,382	101,461
Other liabilities	132,768	104,383
Total liabilities	5,610,683	5,062,556
Commitments and contingencies
Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 129,534,407 and 127,103,750 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	1,295	1,271
Additional paid-in capital	2,868,681	2,640,705
Accumulated other comprehensive income (loss)	(28,966)	34,650
Accumulated deficit	(301,049)	(262,902)
Total Extra Space Storage Inc. stockholders' equity	2,539,961	2,413,724
Noncontrolling interest represented by Preferred Operating Partnership units, net	175,948	153,096
Noncontrolling interests in Operating Partnership, net and other noncontrolling interests	205,785	218,602
Total noncontrolling interests and equity	2,921,694	2,785,422
Total liabilities, noncontrolling interests and equity	$8,532,377	$7,847,978

Consolidated Statement of Operations for the Three Months and Year Ended December 31, 2019 and 2018
(In thousands, except share and per share data) - Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Property rental	$288,673	$266,598	$1,130,177	$1,039,340
Tenant reinsurance	33,301	29,847	128,387	115,507
Management fees and other income	13,827	10,908	49,890	41,757
Total revenues	335,801	307,353	1,308,454	1,196,604
Expenses:
Property operations	87,762	72,207	336,050	291,695
Tenant reinsurance	7,783	6,909	29,376	25,707
General and administrative	20,870	18,434	89,418	81,256
Depreciation and amortization	54,741	53,126	219,857	209,050
Total expenses	171,156	150,676	674,701	607,708
Gain on real estate transactions	—	—	1,205	30,807
Income from operations	164,645	156,677	634,958	619,703
Interest expense	(44,810)	(48,197)	(186,526)	(178,436)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,209)	(1,162)	(4,742)	(4,687)
Interest income	1,562	1,295	7,467	5,292
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	120,188	108,613	451,157	441,872
Equity in earnings of unconsolidated real estate ventures	2,819	3,804	11,274	14,452
Income tax expense	(2,728)	(3,167)	(11,308)	(9,244)
Net income	120,279	109,250	451,123	447,080
Net income allocated to Preferred Operating Partnership noncontrolling interests	(3,113)	(3,390)	(12,492)	(13,995)
Net income allocated to Operating Partnership and other noncontrolling interests	(4,884)	(4,398)	(18,664)	(17,796)
Net income attributable to common stockholders	$112,282	$101,462	$419,967	$415,289
Earnings per common share
Basic	$0.87	$0.80	$3.27	$3.29
Diluted	$0.86	$0.80	$3.24	$3.27
Weighted average number of shares
Basic	129,313,513	126,466,837	128,203,568	126,087,487
Diluted	137,436,403	134,240,290	136,433,769	133,159,033

Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income — for the Three Months and Year Ended December 31, 2019 and 2018 (In thousands) — Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Net Income	$120,279	$109,250	$451,123	$447,080
Adjusted to exclude:
(Gain) on real estate transactions	—	—	(1,205)	(30,807)
Equity in earnings of unconsolidated joint ventures	(2,819)	(3,804)	(11,274)	(14,452)
Interest expense	46,019	49,359	191,268	183,123
Depreciation and amortization	54,741	53,126	219,857	209,050
Income tax expense	2,728	3,167	11,308	9,244
General and administrative	20,870	18,434	89,418	81,256
Management fees, other income and interest income	(15,389)	(12,203)	(57,357)	(47,049)
Net tenant insurance	(25,518)	(22,938)	(99,011)	(89,800)
Non same-store rental revenues	(29,175)	(13,520)	(97,356)	(41,116)
Non same-store operating expenses	15,357	4,304	46,064	15,228
Total same-store net operating income	$187,093	$185,175	$742,835	$721,757

Same-store rental revenues	259,498	253,078	1,032,821	998,224
Same-store operating expenses	72,405	67,903	289,986	276,467
Same-store net operating income	$187,093	$185,175	$742,835	$721,757

Reconciliation of the Range of Estimated GAAP Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending March 31, 2020 and Year Ending December 31, 2020 — Unaudited

	For the Three Months Ending March 31, 2020		For the Year Ending December 31, 2020
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.73	$0.75	$3.15	$3.24
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.05	0.05	0.23	0.23
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.02)	(0.02)
Net income attributable to common stockholders for diluted computations	0.77	0.79	3.36	3.45

Adjustments:
Real estate depreciation	0.38	0.38	1.51	1.51
Amortization of intangibles	—	—	0.02	0.02
Unconsolidated joint venture real estate depreciation and amortization	0.02	0.02	0.07	0.07
Funds from operations attributable to common stockholders	1.17	1.19	4.96	5.05

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.03	0.03
Core funds from operations attributable to common stockholders	$1.18	$1.20	$4.99	$5.08

Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income —
for the Year Ending December 31, 2020 (In thousands) — Unaudited

	For the Year Ending December 31, 2020
	Low	High
Net Income	$470,000	$491,000
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(12,500)	(13,500)
Interest expense (includes non-cash)	184,500	182,500
Depreciation and amortization	222,000	222,000
Income tax expense	14,000	13,000
General and administrative	97,000	96,000
Management fees, other income and interest income	(69,000)	(70,000)
Net tenant insurance	(107,000)	(108,000)
Non same-store rental revenues	(76,000)	(76,000)
Non same-store operating expenses	48,000	48,000
Total same-store net operating income	$771,000	$785,000

Same-store rental revenues	$1,093,000	$1,104,000
Same-store operating expenses	(322,000)	(319,000)
Total same-store net operating income	$771,000	$785,000